                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                  SCHEDULE 13D
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934




                          Fresh Del Monte Produce Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Ordinary Shares, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    G36738105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                Raymond Ko, Esq.
                       Cleary, Gottlieb, Steen & Hamilton
                                Citigroup Center
                         153 E. 53rd Street, 38th Floor
                            New York, New York 10022
                                Tel. 212-572-5353
--------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                  July 27, 2001
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

NOTE. Schedules filed in paper format shall include a signed original and five copies of this schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

-------------------------                             --------------------------

CUSIP NO. G36738105                  13D              PAGE 2 OF 11 PAGES
-------------------------                             --------------------------

------------- ------------------------------------------------------------------
     1        NAMES OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
              FATIMA ABU-GHAZALEH
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [X]
                                                                      (b) [ ]

------------- ------------------------------------------------------------------
     3        SEC USE ONLY

------------- ------------------------------------------------------------------
     4        SOURCE OF FUNDS
              OO
------------- ------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEM 2(d) or 2(e)                                      [X]

------------- ------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION
              JORDAN
------------- ------------------------------------------------------------------
       NUMBER OF               7       SOLE VOTING POWER
        SHARES                         0
     BENEFICIALLY          ----------- -----------------------------------------
       OWNED BY                8       SHARED VOTING POWER
        EACH                           30,972,836
      REPORTING            ----------- -----------------------------------------
        PERSON                 9       SOLE DISPOSITIVE POWER
         WITH                          0
                           ----------- -----------------------------------------
                               10      SHARED DISPOSITIVE POWER
                                       30,972,836
------------- ------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              30,972,836
------------- ------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
              CERTAIN SHARES    NOT APPLICABLE
------------- ------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
              57.4%
------------- ------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON
              IN
------------- ------------------------------------------------------------------

-------------------------                             --------------------------

CUSIP NO. G36738105                  13D              PAGE 3 OF 11 PAGES
-------------------------                             --------------------------

------------- ------------------------------------------------------------------
     1        NAMES OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
              NARIMAN ABU-GHAZALEH
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [X]
                                                                      (b) [ ]

------------- ------------------------------------------------------------------
     3        SEC USE ONLY

------------- ------------------------------------------------------------------
     4        SOURCE OF FUNDS
              OO
------------- ------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEM 2(d) or 2(e)                                      [X]

------------- ------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION
              JORDAN
-------------------------- ----------- -----------------------------------------
         NUMBER OF             7       SOLE VOTING POWER
           SHARES                      0
        BENEFICIALLY       ----------- -----------------------------------------
          OWNED BY             8       SHARED VOTING POWER
            EACH                       30,972,836
         REPORTING         ----------- -----------------------------------------
           PERSON              9       SOLE DISPOSITIVE POWER
            WITH                       0
                           ----------- -----------------------------------------
                               10      SHARED DISPOSITIVE POWER
                                       30,972,836
------------- ------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              30,972,836
------------- ------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
              CERTAIN SHARES    NOT APPLICABLE
------------- ------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
              57.4%
------------- ------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON
              IN
------------- ------------------------------------------------------------------

-------------------------                             --------------------------

CUSIP NO. G36738105                  13D              PAGE 4 OF 11 PAGES
-------------------------                             --------------------------

------------- ------------------------------------------------------------------
     1        NAMES OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
              MAHA ABU-GHAZALEH
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [X]
                                                                      (b) [ ]

------------- ------------------------------------------------------------------
     3        SEC USE ONLY

------------- ------------------------------------------------------------------
     4        SOURCE OF FUNDS
              OO
------------- ------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEM 2(d) or 2(e)                                      [X]

------------- ------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION
              JORDAN
------------- ------------------------------------------------------------------
         NUMBER OF             7       SOLE VOTING POWER
          SHARES                       0
        BENEFICIALLY       ----------- -----------------------------------------
          OWNED BY             8       SHARED VOTING POWER
           EACH                        30,972,836
         REPORTING         ----------- -----------------------------------------
          PERSON               9       SOLE DISPOSITIVE POWER
           WITH                        0
                           ----------- -----------------------------------------
                               10      SHARED DISPOSITIVE POWER
                                       30,972,836
------------- ------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              30,972,836
------------- ------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
              CERTAIN SHARES    NOT APPLICABLE
------------- ------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
              57.4%
------------- ------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON
              IN
------------- ------------------------------------------------------------------

-------------------------                             --------------------------

CUSIP NO. G36738105                  13D              PAGE 5 OF 11 PAGES
-------------------------                             --------------------------

------------- ------------------------------------------------------------------
     1        NAMES OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
              WAFA ABU-GHAZALEH
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [X]
                                                                      (b) [ ]

------------- ------------------------------------------------------------------
     3        SEC USE ONLY

------------- ------------------------------------------------------------------
     4        SOURCE OF FUNDS
              OO
------------- ------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEM 2(d) or 2(e)                                      [X]

------------- ------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION
              JORDAN
------------- ------------------------------------------------------------------
        NUMBER OF              7       SOLE VOTING POWER
         SHARES                        0
       BENEFICIALLY        ----------- -----------------------------------------
         OWNED BY              8       SHARED VOTING POWER
           EACH                        30,972,836
        REPORTING          ----------- -----------------------------------------
          PERSON               9       SOLE DISPOSITIVE POWER
           WITH                        0
                           ----------- -----------------------------------------
                               10      SHARED DISPOSITIVE POWER
                                       30,972,836
------------- ------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              30,972,836
------------- ------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
              CERTAIN SHARES    NOT APPLICABLE
------------- ------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
              57.4%
------------- ------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON
              IN
------------- ------------------------------------------------------------------

-------------------------                             --------------------------

CUSIP NO. G36738105                  13D              PAGE 6 OF 11 PAGES
-------------------------                             --------------------------

------------- ------------------------------------------------------------------
     1        NAMES OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
              HANAN ABU-GHAZALEH
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [X]
                                                                      (b) [ ]

------------- ------------------------------------------------------------------
     3        SEC USE ONLY

------------- ------------------------------------------------------------------
     4        SOURCE OF FUNDS
              OO
------------- ------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEM 2(d) or 2(e)                                      [X]

------------- ------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION
              JORDAN
------------- ------------------------------------------------------------------
        NUMBER OF              7       SOLE VOTING POWER
          SHARES                       0
       BENEFICIALLY        ----------- -----------------------------------------
        OWNED BY               8       SHARED VOTING POWER
          EACH                         30,972,836
        REPORTING          ----------- -----------------------------------------
          PERSON               9       SOLE DISPOSITIVE POWER
           WITH                        0
                           ----------- -----------------------------------------
                               10      SHARED DISPOSITIVE POWER
                                       30,972,836
------------- ------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              30,972,836
------------- ------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
              CERTAIN SHARES    NOT APPLICABLE
------------- ------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
              57.4%
------------- ------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON
              IN
------------- ------------------------------------------------------------------

-------------------------                             --------------------------

CUSIP NO. G36738105                  13D              PAGE 7 OF 11 PAGES
-------------------------                             --------------------------

Item 1. Security and Issuer

         (a)      Fresh Del Monte Produce Inc.

         (b)      c/o Del Monte Fresh Produce Company

                  800 Douglas Road, North Tower, 12th Floor

                  Coral Gables, Florida 33134

Item 2. Identity and Background

         (a) This statement is being filed by Fatima Abu-Ghazaleh, Nariman Abu-Ghazaleh, Maha Abu-Ghazaleh, Wafa Abu-Ghazaleh and Hanan Abu-Ghazaleh, each a citizen of Jordan.

         (b) The principal business address for Fatima Abu-Ghazaleh, Nariman Abu-Ghazaleh, Maha Abu-Ghazaleh, Wafa Abu-Ghazaleh and Hanan Abu-Ghazaleh is c/o Ahmed Abu-Ghazaleh & Sons Co. Ltd., No. 18, Hamariya Fruit & Vegetable Market, Dubai, United Arab Emirates.

         (c) Each of Fatima Abu-Ghazaleh, Nariman Abu-Ghazaleh, Maha Abu-Ghazaleh, Wafa Abu-Ghazaleh and Hanan Abu-Ghazaleh is a homemaker.

         (d)      Not applicable

         (e)      Not applicable

         (f)      Jordan.

Item 3. Source and Amount of Funds or Other Consideration

         Fatima Abu-Ghazaleh, Nariman Abu-Ghazaleh, Maha Abu-Ghazaleh, Wafa Abu-Ghazaleh and Hanan Abu-Ghazaleh inherited the securities from Ahmed Abu-Ghazaleh.

Item 4. Purpose of Transaction

         Not applicable

Item 5. Interest in Securities of the Issuer

         (a) Each of Fatima Abu-Ghazaleh, Nariman Abu-Ghazaleh, Maha Abu-Ghazaleh, Wafa Abu-Ghazaleh and Hanan Abu-Ghazaleh beneficially owns 1.34% of IAT Group Inc.'s outstanding voting equity securities. Individually, none of them owns a controlling interest in

-------------------------                             --------------------------

CUSIP NO. G36738105                  13D              PAGE 8 OF 11 PAGES
-------------------------                             --------------------------


IAT Group Inc.; however, because each of the IAT Group Inc. shareholders votes with other Abu-Ghazaleh family members, the Abu-Ghazaleh family jointly controls IAT Group Inc. As a result, the individual Abu-Ghazaleh family members, including Fatima Abu-Ghazaleh, Nariman Abu-Ghazaleh, Maha Abu-Ghazaleh, Wafa Abu-Ghazaleh and Hanan Abu-Ghazaleh, may be deemed to beneficially own the ordinary shares of Fresh Del Monte Produce Inc. directly owned by IAT Group Inc. and to share voting and dispositive power with respect to such ordinary shares. IAT Group Inc. owns 30,972,836 ordinary shares of Fresh Del Monte Produce Inc.


                                        NUMBER OF ORDINARY
REPORTING PERSON                           SHARES OWNED       PERCENT OF CLASS
----------------                           ------------       ----------------
Fatima Abu-Ghazaleh................         30,972,836               57.4
Nariman Abu-Ghazaleh...............         30,972,836               57.4
Maha Abu-Ghazaleh..................         30,972,836               57.4
Wafa Abu-Ghazaleh..................         30,972,836               57.4
Hanan Abu-Ghazaleh.................         30,972,836               57.4

         (b)      See Row 7 to 10 on Page 2 through page 6 and Item 2 on page 7.

         (c)      Not applicable

         (d)      Not applicable

         (e)      Not applicable

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

         Not applicable

Item 7. Material to Be Filed as Exhibits

         Copy of Joint Filing Agreement

-------------------------                             --------------------------

CUSIP NO. G36738105                  13D              PAGE 9 OF 11 PAGES
-------------------------                             --------------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


              /s/ Fatima Abu-Ghazaleh                 /s/ Nariman Abu-Ghazaleh
---------------------------------------   -------------------------------------
                Fatima Abu-Ghazaleh                     Nariman Abu-Ghazaleh

Date:  September 18, 2001                 Date: September 18, 2001



               /s/ Maha Abu-Ghazaleh                   /s/ Wafa Abu-Ghazaleh
---------------------------------------   -------------------------------------
                 Maha Abu-Ghazaleh                       Wafa Abu-Ghazaleh

Date:  September 18, 2001                 Date: September 18, 2001


               /s/ Hanan Abu-Ghazaleh
---------------------------------------
                 Hanan Abu-Ghazaleh

Date:  September 18, 2001

-------------------------                             --------------------------

CUSIP NO. G36738105                  13D              PAGE 10 OF 11 PAGES
-------------------------                             --------------------------

                                  EXHIBIT INDEX

      Exhibit Number        Description                             Page Number
      --------------        -----------                             -----------
            1               Joint Filing Agreement                      11